EXHIBIT 5.1

                                                   May 14, 1997

Sound Advice, Inc.
1901 Tigertail Boulevard
Dania, Florida 33004

         RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on the date hereof (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 565,000 shares (the "Shares") of your Common Stock, $0.01 par value per share. Of the Shares, 550,000 are reserved for issuance under the Second Amended and Restated Sound Advice, Inc. 1986 Stock Option Plan and 15,000 are reserved for issuance upon the exercise of certain warrants. As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares.

         It is our opinion that, when issued and sold in the manner described in the Registration Statement and the related prospectus, the Shares will be legally and validly issued, fully paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                 Very truly yours,

                                 /s/ Rubin Baum Levin Constant Friedman & Bilzin
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                                 RUBIN BAUM LEVIN CONSTANT FRIEDMAN & BILZIN